Exhibit 21.1

Subsidiaries of Delta Oil & Gas, Inc.
As of December 31, 2013

Subsidiary Name	State or Other Jurisdiction of Incorporation	Names under which Subsidiary will do Business

Delta Oil & Gas (Canada), Inc.	British Columbia, Canada	Delta Oil & Gas (Canada), Inc.